Exhibit 4.126

Framework Agreement

regarding reorganization and sale of businesses

related to Stockstar.com

December of 2015

Table of Contents

Article 1. Purchase Subject	7
1.1 Purchase Subject	7
1.2 Interests related to the Purchase Subject	8
Article 2. Purchase Consideration and Payment Arrangement	10
2.1 Purchase Consideration	10
2.2 Payment Arrangement of the Purchase Consideration	10
Article 3. Closing	12
3.1 Closing Date	12
3.2 Closing Condition	12
3.3 Closing Matters	13
3.4 Rights and Liabilities	14
3.5 Undertakings after the Closing	15
Article 4. Special Arrangement	16
4.1 Transitional Period Arrangement	16
4.2 Arrangement regarding Shanghai Security Assets	17
4.3 Arrangement regarding the remaining 10% equities of each of Shanghai Meining and CFO Securities Consulting	17
4.4 Taxes Burdens	18
4.5 Principle of Negotiation	18
Article 5. Confidentiality	19
Article 6. Breach and Liability	20
6.1 Breach of the Agreement	20
6.2 Material Breach of the Agreement	20
6.3 Liability	21
Article 7. Governing Law and Dispute Resolution	22
7.1 Governing Law	22
7.2 Dispute Resolution	23
Article 8. By-laws	24
8.1 Legal Force of the Agreement	24
8.2 Termination of the Agreement and Legal Consequences	24
8.3 Amendment of the Agreement	25
8.4 Counterpart	25
Exhibit 1 The Targeted Equity Structure of the Subject CompAnies	28

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Framework Agreement

regarding reorganization and sale of businesses

related to Stockstar.com

This Framework Agreement regarding reorganization and sale of businesses related to Stockstar.com (“Agreement”) is entered into by the following parties as of December 11, 2015, in Beijing, China:

Seller:

(1)	China Finance Online Co., Ltd. (“CFO”), located at 13/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong, with authorized representative Zhao Zhiwei;
(2)	Tibet Fortune Jinyuan Network Technology Co., Ltd (“Tibet Company”), located at Unit 2#6-2, B district of No. 158 Sunshine New City, Jinzhu West Road, Lhasa, with legal representative Zhao Zhiwei,

(“CFO” and “Tibet Company”, collectively referred to as the “Sellers”)

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Purchaser:

(1)	Shanghai EBI Ruotong Venture Capital Investment Enterprise (Limited Partnership)(“EBI Fund”), located at 1/F, Room 188, N district , #3 Building, No. 7 of Xiayi Industry Zone, Qinpu District Industry Park, Shanghai, with Business Executive Partner/ authorized legal representative Sun Yiyang/Shanghai EBI Investment Management Co., Ltd., ;
(2)	Shanghai EBI Capital Co., Ltd.(“EBI Investment”), located at 1/F, Room 176, B district, #3 Building, No. 7 of Xiayi Industry Zone, Qinpu District Industry Park, Shanghai, with legal representative Qiu Xiong

(“EBI Fund” and “EBI Investment”, collectively referred to as the “Purchasers”)

Subject Company:

(1)	Zhongcheng Futong Co., Ltd. (“Zhongcheng Futong”), located at Room 1128, No. 10 Xuanwumenwai Street, Xicheng District, Beijing, with legal representative Wang Jun;
(2)	Shanghai Fenxin Information Technology Co., Ltd. (“Shanghai Fenxin”), Located at 4/F Room 403-3, #8 Building, No. 58 of Buzhen South Road, Chongming County, Shanghai, with legal representative Shan Shan;
(3)	Shanghai Meining Computer Software Co., Ltd (“Shanghai Meining”), located at 4/F, #5 Building, No. 33 of Leshan Road, Xuhui District, Shanghai, with legal representative Zhao Zhiwei;

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(4)	Shanghai Stockstar Securities Advisory and Investment Co., Ltd. (“CFO Securities Consulting”), located at Roon 301-B, #8 Building, No. 690 of Zhangjiang High Technology Industry Park, Shanghai, with legal representative Jiang Nan

(“Zhongcheng Futong, “Shanghai Fenxin”, “Shanghai Meining”, and “CFO Securities Consulting”, collectively referred to as the “Subject Companies”)

RECITALS

(1)	WHEREAS, CFO is an American company listed on NASDAQ, who indirectly controls Shanghai Meining and “CFO Securities Consulting” by its affiliates within Chinese Territory which also operate and manage the Website of Stockstar at (http://www.stockstar.com) and related businesses and assets (collectively referred to as the “Stockstar Businesses”);

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(2)	WHEREAS, CFO is carrying out internal reorganization with respect to Stockstar Businesses, during the process of which 90% of the equities and interests of each of Shanghai Meining and CFO Securities Consulting (including their relative branches, businesses and assets with respect to Stockstar Businesses) will be transferred under the names of Shanghai Fenxin and Zhongcheng Futong which are wholly-owned subsidiaries of Tibet Company which is indirectly held by CFO, respectively, 90% of the equities of CFO Securities Consulting will be transferred under the name of Zhongcheng Futong, and 90% of the equities of Shanghai Meining will be transferred under the name of Shanghai Fenxin (collectively referred to as the “Stockstar Reorganization”). Before execution of this Agreement, Tibet Company, Shanghai Fenxin, Zhongcheng Futong, Shanghai Meining, CFO Securities Consulting and other relative companies has entered into a whole set of equities assignments agreement and the involved equity assignments under which are pending for registration of changes by industrial and commercial administration and approval/record by competent authorities;

(3)	WHEREAS, Tibet Company currently propose to sell the Subject Companies transferred to Shanghai Fenxin and Zhongcheng Futong upon the above mentioned Stockstar Reorganization by transferring the equities of Shanghai Fenxin and Zhongcheng Futong to EBI Fund which is a private equity investment fund incorporated and managed by EBI Investment; the Purchasers agree to purchase the Subject Companies subject to the terms and conditions of this Agreement. Upon completion of the mentioned purchase, EBI Fund will indirectly hold 90% of the equities and interests of each of Shanghai Meining and CFO Securities Consulting (including each of their relative branches, businesses and assets with respect to Stockstar Businesses) by wholly holding of Shanghai Fenxin and Zhongcheng Futong (“the Transaction”);

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THEREFORE, in witness whereof, through friendly negotiation based on real intentions of each party, the parties entered into this Agreement with respect to the Transaction as follows:

Article 1. Purchase Subject

1.1	Purchase Subject

The Sellers and the Purchasers hereby agree that for the purpose of furtherance of the purchase of Stockstar businesses mentioned in Recitals, based on the equity structure of the Subject Companies upon the completion of reorganization of Stochstar, Tibet Company shall transfer 21 million registered capital of Shanghai Fenxin which is 100% amount of its company registered capital, and 32 million registered capital of Zhongcheng Futong which is 100% amount of its company registered capital, both of which held by Tibet Company, along with respective equities and all rights, obligations and liabilities pertained thereto (collectively referred to as the “Purchase Subject”), to the fullest extent, to EBI Fund subject to the terms and conditions of this Agreement, and EBI Fund agrees to purchase the Purchase Subject subject to the agreed price and conditions under this Agreement.

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1.2	Interests related to the Purchase Subject

Upon completion of this Transaction, by holding Shanghai Fenxin and Zhongcheng Futong, EBI Fund will indirectly hold the following:

(1)	90% of the equities and interests and their respective branches of each of Shanghai Meining and CFO Securities Consulting;
(2)	Stockstar Businesses and Stockstar Businesses related assets, including but not limited to, Stockstar Website (http://www.stockstar.com) and its domain name, security investment and consultation business authorization certificate (ref no.: zx0069), China value-added telecommunications business license(ref no.: Shanghai B2-20100044), China value-added telecommunications business license(ref no.: Shanghai B2-20040014) and trademark properties with respect to “Stockstar” in Chinese characters (“证券之星”and “证星”), as set out in Exhibit 3 attached herewith in the key assets list related to Stockstar Businesses.

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(3)	Stockstar Businesses related key personals. The Sellers agrees to transfer Stockstar Businesses related key personals (as set out in Exhibit 4 in the key personal lists) to the fullest extent to the Subject Companies or keep their respective positions in the Subject Companies, and complete the execution, renewal or alteration of the employ agreement with the key personals before the closing date. The salaries, benefits, social security charges, public housing fund and other remunerations such personal may obtain shall not be lower than which such personal could have obtained before the closing date.

For avoidance of doubt, the 5% equity of Shanghai Stockstar Fortune Management Co., Ltd( “Shanghai Security Fortune”) held by Shanghai Meining does not fall in the scope governed by this Transaction, which shall be divested during the process of the reorganization of Stockstar. The chart of the targeted equity structure of the Subject Companies upon completion of this Transaction is set out in Exhibit 2 attached herewith.

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Article 2. Purchase Consideration and Payment Arrangement

2.1 Purchase Consideration

The parties acknowledge that, the purchase consideration with respect to this Transaction shall be RMB200 million (two hundred million)(“Purchase Consideration”), which shall be the full consideration for the Purchasers’ acquiring of the purchase subject and the interests mentioned in Article1.2 hereunder, of which, 60 million as consideration for acquiring of Zhongcheng Futong and CFO Securities Consulting, and 140 million as consideration for acquiring of Shanghai Fenxin and Shanghai Meining.

2.2 Payment Arrangement of the Purchase Consideration

The parties acknowledge that, the Purchasers will pay for the Purchase Consideration by three payments subject to this Article 2.2 to the account set out in this provision or other accounts as designated by Tibet Company:

(1)	The first payment: the Purchasers shall pay for 15% of the Purchase Consideration, which is amount to RMB 30 million (thirty million) to Tibet Company as the first payment within five (5) days upon the execution of this Agreement (the “First Payment”).

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(2)	The second payment: the Purchasers shall pay for 25% of the Purchase Consideration, which is amount to RMB 50 million (fifty million) to Tibet Company as the second payment on or before December 31, 2015 upon the completion of registration of changes by industrial and commercial administration regarding Zhongcheng Futong as subscribed by Article 3.3(1) hereof (the “Second Payment”).
(3)	The last payment: the Purchasers shall pay up the remaining Purchase Consideration, which is amount to RMB 120 million (one hundred and twenty million) to Tibet Company within three(3) days upon completions of registration of changes by industrial and commercial administration regarding Shanghai Fenxin, Shanghai Meining and CFO Securities Consulting respectively (the “Last Payment”).

The designated account for receiving the payments of Tibet Company is as follows:

The Bank Account: China Construction Bank Co., Ltd. Beijing Railway Branch Sales Department

Account No.: 11001013900053023453

Account Holder: Beijing Zhongjin Jiade Technology Co., Ltd.

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Article 3. Closing

3.1 Closing Date

The parties acknowledge that the closing date of this Transaction shall be December 31, 2015 (the “Closing Date”).

3.2 Closing Condition

The completion of Closing Matters by the Sellers under Article 3.3 hereof shall be deemed accomplished with fulfillment of each and every condition set forth in this Article 3.2 as follows:

(1)	This Agreement as true, effective, complete and binding agreement has been duly executed by the parties or its respective authorized representative;
(2)	The parties has carried out all necessary internal approval proceedings with respect to this Transaction, including but not limited to obtaining resolution passed by the board of directors and/or meeting of shareholders/determination by the meeting of shareholders with regard to approval of this Transaction and consent to sign and execute all related transaction documents;

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(3)	The Purchasers has paid the first payment to Tibet Company subject to Article 2.2(1) hereof.

3.3 Closing Matters

Subject to the fulfillment of the all closing conditions set forth in Article 2.2 and 3.2, the parties will complete the closing with regarding the following Matters (the “Closing Matters”) on or before the Closing Date:

(1)	The Sellers shall proactively assist the Purchaser to carry on the procedure of Industrial and Commercial Registration of Changes which is necessary for transferring the businesses of Zhongcheng Futong under the name of EBI Fund (“ICRC of Zhongcheng Futong”) ;
(2)	Delivery of operation and management rights: the Sellers shall deliver the operation and management rights to the Purchasers;
(3)	Delivery of assets: the Sellers shall deliver the key assets related to the Stockstar Businesses to the fullest extent to the Purchasers for their control;
(4)	Alternation of officers: the Purchasers shall be entitled to assign or employ officers (provided that for the purpose of furtherance the reorganization of Stockstar, the board of directors and officers of Shanghai Meining and CFO Securities Consulting shall continue to take position and perform their respective duties in the Subject Company, and hold liable to for sustaining the ordinary course of operation of the Subject Company until March 31, 2016).

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3.4 Rights and Liabilities

As of the Closing Date, the rights enjoyed by the Sellers with respect to the Purchase Subject under Article 1.1 hereof and the related rights of Purchase Subject under Article 1.2 hereof shall be transferred to the Purchaser. Any obligations or liabilities existing or incurring upon the mentioned equity and interests before the closing date, or any obligations or liabilities existing or incurring after the Closing Date arising out of or from any facts or circumstances existing or incurred before the Closing Date shall be borne by the Sellers. The Purchasers shall be held liable to any liabilities or obligations arising out of or from any facts or circumstances existing or incurred after the Closing Date.

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3.5 Undertakings after the Closing

The parties acknowledge that for the interests of the Purchasers, the Sellers hereby undertake to carry on the completion of the alternation procedures with respect to Industrial and Commercial Registration of Changes and other approval/record processes with related authorities, which mainly include:

(1)	Industrial and Commercial Registration of Changes with respect to transfer 90% equities of Shanghai Meining under the name of Shanghai Fenxin (the “ICRC of Shanghai Meining”);
(2)	Industrial and Commercial Registration of Changes with respect to transfer 90% equities of CFO Securities Consulting under the name of Zhongcheng Futong (the “ICRC of CFO Securities Consulting”);
(3)	Industrial and Commercial Registration of Changes with respect to transfer 100% equities of Shanghai Fenxin under the name of EBI Fund(the “ICRC of Shanghai Fenxin”);
(4)	Obtaining Approvals/records with respect to China value-added telecommunications business license (ref no.: Shanghai B2-20100044), China value-added telecommunications business license (ref no.: Shanghai B2-20040014) and the website domain name, by Shanghai Meining, which is necessary for furtherance of the reorganization of Stockstar.

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Article 4. Special Arrangement

4.1 Transitional Period Arrangement

The parties agree that, the one(1) year period upon the execution of this Agreement shall be deemed as transitional period of the Stockstar Businesses (the “Transitional Period”), during which, the parties further agree that:

(1)	The Sellers shall assist the Purchaser to keep the stable operation of Stockstar Businesses, for which, the Sellers is obliged to provide material support and business assistance to the Subject Companies, from discontinuance of Stockstar Businesses. The parties further acknowledge that, for the purpose of this Article 4.1(1), the Transitional Period may be extended to three (3) years upon execution of this Agreement as requested by the Purchasers.
(2)	With respect to the names related to the Stockstar Businesses which is still in use by the Sellers and their affiliates, the Sellers and their affiliates will gradually change or remove the same from relevant companies during the Transitional Period and insure to terminate any use of the Stockstar Businesses related names as the Transitional Period expires.

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4.2 Arrangement regarding Shanghai Security Assets

As of the execution date of this agreement, Shanghai Security Fortune still holds 100% equities and interests of Shanghai Stockstar Assets Management Co., Ltd. (“Shanghai Security Assets”) which has not developed any material business for three years before the execution of this agreement. Subject to the agreement in Article 4.1(2), the parties agree that the Purchaser shall be entitled to appoint relative entities to acquire 100% of equities with regarding to Shanghai Security Assets at a price equivalent to the net assets value (shall be calculated to cash amount) before June 30, 2016.

4.3 Arrangement regarding the remaining 10% equities of each of Shanghai Meining and CFO Securities Consulting

Upon completion of this Transaction, EBI Fund will hold 90% equities of each of Shanghai Meining and Shanghai Security Comprehensive Research through Shanghai Fenxin and Zhongcheng Futong, the remaining 10% equities of each of Shanghai Meining and CFO Securities Consulting shall still be held by the Sellers. In case that the operation of Shanghai Meining and CFO Securities Consulting businesses are hindered due to restrictions imposed on the oversea-funded companies which the Purchasers belong to, the Sellers may transfer the remaining 10% equities of each of Shanghai Meining and CFO Securities Consulting to the Purchasers upon their request. Provided the foregoing contemplated transfer of equity shall be evaluated and priced by an investment institution agreed upon by the parties. The purchase price shall not be lower than the evaluated price.

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4.4 Taxes Burdens

All related taxes incurred by this Transaction shall be borne by each party on their own by law.

4.5 Principle of Negotiation

It is agreed that any specific problems occurred during the performance of this Agreement (including those involving Purchase Consideration payment time and ICRC of Subject Companies) shall be coordinated and amicably negotiated by the parties.

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Article 5. Confidentiality

The parties shall take reasonable steps to keep strict confidentiality of any materials or information involved in the execution and performance of this Agreement. Without prior written consent of the other parties, no party shall disclose any relevant materials or information related to the cooperation to others, unless to the employed professional institute agreed upon by the parties or to related government authorities for the purpose of filing or registration. The parties shall cause their respective employees to keep confidentiality of the trade secrets of the parties which may be obtained or assessed by such employees in his/her line of duty. Without consent of the parties, any employees from any party shall not make use of or disclose any of the aforesaid confidential information obtained from his/her work for any purpose other than the cooperation herein.

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Article 6. Breach and Liability

6.1 Breach of the Agreement

Any party fails of performance any obligations hereunder, partial or wholly, or performs any obligations hereunder inadequately, or violates any provisions hereof, whether by act or omission, shall constitute breach of the Agreement (the party committed such breach hereinafter referred as the “Breaching Party”).

6.2 Material Breach of the Agreement

Any breach of the Agreement which cannot be cured and caused material losses to other parties shall be deemed as material breach of the Agreement; any breach which can be cured however the Breaching Party failed to cure the same within thirty (30) days upon notice of the non-Breaching Party shall also be deemed as material breach of the Agreement.

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6.3 Liability

(1) The Breaching Party shall be responsible for any actual and direct losses, damages, liabilities, all taxes, cost and expenses(including but not limited to attorney fees, travelling fees, charges, agent fees) caused by such breach to other parties. If the parties are all in fault, they shall each bear their proper share of the liabilities and losses in accordance with the circumstances. For avoidance of doubt, in no case shall the Breaching Party be responsible for any indirect or accidental losses or damage, and any profit losses caused by such breach. In case of a material breach of the Agreement, the non-Breaching Party shall be entitled to terminate this Agreement and request the Breaching Party to compensate any losses or assume liabilities subject to the provisions of this Agreement.

(2) If the Sellers refuse to continue to perform this Agreement without any reason after the Purchasers made the first payment in accordance with Article 2.2(1) hereof, and still refuse to perform within thirty(30) days upon written notice of the Purchasers, it should be deemed as a material breach of the Agreement, accordingly the Purchasers shall be entitled to terminate this Agreement, meanwhile the Sellers shall refund the first payment to the Purchasers and shall pay a penalty equivalent to the first payment (eg.:RMB30 Million) to the Purchasers.

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(3) If the Purchasers fails to timely pay any payment of the Purchase Consideration to Tibet Company subject to any provision of this Agreement, Purchase shall pay an overdue penalty on daily basis at a rate of 5 per 10,000 per day of due total amount charged from the date when delay of payment has taken place. If the Purchasers delay to pay any payment of the Purchase Consideration and failed to make the payment with thirty (30) days upon written notice of the Sellers, it shall be deemed as a material breach of the Agreement, accordingly the Sellers shall be entitled to terminate the Agreement, meanwhile the Purchase shall pay a penalty equivalent to the first payment (eg.:RMB30 Million) to the Sellers.

Article 7. Governing Law and Dispute Resolution

7.1 Governing Law

This agreement including its execution and performance shall be governed and construed by current laws and regulations of P. R. C. China.

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7.2 Dispute Resolution

Any dispute or claim arising out of or in relation to interpretation, breach, termination or effect of the Agreement shall be resolved via amicable negotiation. Where a dispute taken place, any party shall commerce a negotiation with other parties upon receipt of written request for negotiation delivered from other party/parties. If the dispute cannot be resolved with thirty (30) days after the commencement of negotiation by the parties, any party may submit the dispute before the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with the rules of arbitration of CIETAC in Beijing. The arbitration award is final and binding upon the parties.

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Article 8. By-laws

8.1 Legal Force of the Agreement

(1) This Agreement shall be in force as the date of execution by respective legal representative of the parties and affirmed the seal.

(2) The Agreement intends to specify the principle agreement reached by each party and other relevant parties with regard to the Transaction. Each party and other relevant parties shall further negotiate and execute other specific legal documents related to this Transaction in accordance with the principles set forth in this Agreement.

(3) Specific legal documents hereinafter executed by each party and other relevant parties shall be within the framework set forth in this Agreement. Any provisions or terms of the specific legal documents violating any provisions of this agreement shall be void and null.

8.2 Termination of the Agreement and Legal Consequences

(1)	This Agreement may be terminated upon agreement of the parties.
(2)	Any termination of any transaction documents shall neither affect any rights or liabilities occurred or accumulated before the termination, including any liabilities occurred or accumulated by such party to other parties subject to such transaction documents and applicable law, or any claim may be arisen by such party subject to such transaction documents against other party (parties), nor shall such termination affect any provisions that should survive the termination expressly or implicitly incorporated in such transaction documents.

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(3)	After the termination of this Agreement or any other transaction documents, Article 5 (Confidentiality), Article 6 ( Breach and Liability) and Article 7 (Governing Law and Dispute Resolution) and Article 8 (By-laws) shall survive and binding upon the parties.

8.3 Amendment of the Agreement

Any amendment, supplement or change of this Agreement shall not be valid and binding upon the parties unless made in written and executed by authorized representative of the parties.

8.4 Counterpart

This agreement is made in octuplicate, each of which may be held by one party, and each copy shall has the same legal effect.

(The remaining of this page intentionally left blank)

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(Signature page without any content)

IN WITNESS HEREWITH, the authorized representative of each party has executed this agreement as of the date and place set firth at the beginning of this Agreement.

The Sellers:

China Finance Online Co., Ltd.

(seal)

Authorized representative (Signature): ______________________________

Tibet Fortune Jinyuan Network Technology Co., Ltd

(seal)

Legal representative or Authorized representative (Signature): ______________________________

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(Signature page without any content)

IN WITNESS HEREWITH, the authorized representative of each party has executed this agreement as of the date and place set forth at the beginning of this Agreement.

Purchaser:

Shanghai EBI Ruotong Venture Capital Investment Enterprise

(seal)

Business Executive Partner/ authorized legal representative (Signature): ______________________________

Shanghai EBI Capital Co., Ltd.

(seal)

Legal representative or Authorized representative (Signature): ______________________________

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(Signature page without any content)

IN WITNESS HEREWITH, the authorized representative of each party has executed this agreement as of the date and place set firth at the beginning of this Agreement.

Subject Company:

Zhongcheng Futong Co., Ltd.

(seal)

Legal representative or Authorized representative (Signature): ______________________________

Shanghai Fenxin Information Technology Co., Ltd.

(seal)

Legal representative or Authorized representative (Signature): ______________________________

Shanghai Meining Computer Software Co., Ltd

(seal)

Legal representative or Authorized representative (Signature): ______________________________

Shanghai Stockstar Securities Advisory and Investment Co., Ltd.

(seal)

Legal representative or Authorized representative (Signature): ______________________________

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